AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2006
REGISTRATION STATEMENT NO. 333-137613

UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Amendment #2
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Iron Link Ltd.
(Name of small business issuer as specified in its charter)

Nevada	4841	Pending
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

800 Bellevue Way NE, Suite #400
Bellevue, WA 98004
Phone: (425) 462-4216
Fax: (425) 462-4217

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

     Val-U-Corp Services, Inc.
1802 North Carson Street, Suite 212
Carson City, NV 89701
1-800-555-9141

(Name, Address and Telephone Number of Agent for Service)

Approximate Date of Commencement of Proposed Sale to Public:

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

Proposed
		Maximum	Proposed
Maximum
Class of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be
Registered	Registered	per Unit (2)	Price (1)	Registration Fee

Common Stock	20,000,000	$0.025	$500,000	$53.50

1	Estimated solely for the purposes of calculating the registration fee under Rule 457.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Officer and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Filing fees and registration fees	$1,000
Legal fees and expenses	4,000
Accounting fees and expenses	3,500
Transfer agent fees	1,000
Miscellaneous	500
Total	$10,000

All amounts are estimates other than the Commission's registration fee.

Recent Sales of Unregistered Securities

Since inception on May 31, 2006, we have sold conducted the following sales of unregistered securities. These transactions did not involve public offerings and were exempt from registration pursuant to Section 4(2) and Regulation S of the Securities Act:

  On July 27, 2006, Iron Link issued 2,500,000 common shares to our Secretary, Victor Krukov, at a price of $0.001 per share for total proceeds of $2,500.
  On July 28, 2006, Iron Link issued 2,500,000 common shares to our President, Alexandre Routkovski, at a price of $0.001 per share for total proceeds of $2,500.

Exhibits

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation*
3.2	Bylaws *
5.1	Legal opinion of Dennis H. Johnston with consent to use *
10.1	Software Development and Consulting Agreement *
23.1	Consent of Ronald R. Chadwick, Certified Public Accountant

* - filed as an exhibit to our registration statement on Form SB-2 filed on September 27, 2006

Undertakings

Iron Link hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any Prospectus required by Section 10(a)(3) of the Securities Act;

  reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;
2.
that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.
in the event that a claim for indemnification against the liabilities, other than the payment by Iron Link of expenses incurred and paid by a director, officer or controlling person of Iron Link in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this Prospectus, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Signatures

In accordance with the requirements of the Securities Act, Iron Link Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, Washington State, U.S.A., on December 5, 2006.

IRON LINK LTD.

By:	/s/ Alexandre Routkovski

President, CEO, CFO and Director

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Alexandre Routkovski	President, CEO, Treasurer, CFO,	December 5, 2006
Alexandre Routkovski	principal accounting officer,
principal financial officer and
Director

/s/ Victor Krukov	Secretary and Director	December 5, 2006
Victor Krukov